EXHIBIT 10.1

VIRAGEN, INC.

865 S.W. 78th Avenue, Suite 100

Plantation, Florida 33324

(954) 233-8746

March 9, 2007

Via Facsimile (    ) and

Regular Mail

(Company Name)

(Address)

Attn: Mr.

Dear Mr.

As you are aware, a significant portion of our debetholders have expressed a willingness to address the structure and terms of our current debt arrangements to our mutual best interests.

We have been engaged in active discussions with various potential lenders and investors to provide us with necessary funding to remain a going concern and pursue our business plans, as well to meet the maintenance criteria of the American Stock Exchange. As we have disclosed in our periodic reports, our inability to generate substantial revenue or obtain additional capital through equity or debt financings would have a material adverse effect on our financial condition and our ability to continue operations. In addition, in the event our capital-raising and revenue-generation efforts are unsuccessful, and unless we obtain payment extensions and voluntary recapitalization of our debt structure, which may involve dilution of existing stockholders, we may, in the interest of stakeholders, elect to seek reorganization of the business under protection of Title 11 of the United States Code.

Based upon the discussions we have had with prospective lenders and investors, we have concluded that in order for us to secure additional funding, it will be necessary that we restructure our existing debt, including making provision for retiring our outstanding convertible notes and convertible debentures consisting primarily of our (a) convertible promissory notes sold in June 2004, the outstanding principal amount of which is currently $10,550,000 and (b) convertible debentures sold in September 2005, the outstanding principal amount of which is currently $159,375 (collectively, the “Outstanding Convertible Debt”).

We are writing to you, as a holder of our Outstanding Convertible Debt, to offer you the opportunity to exchange the entire outstanding principal amount of the Outstanding Convertible Debt held by you, and all accrued but unpaid interest thereon to the date of conversion, as well as all warrants previously issued to you in connection with your acquisition of the Outstanding Convertible Debt (“Warrants”), for duly authorized but unissued shares of our common stock in an amount equal to the outstanding principal amount of Outstanding Convertible Debt held by you, plus accrued but unpaid interest thereon, divided by 20% less than the closing price of our common stock on the American Stock Exchange on the date of this letter.

Inasmuch as you have held our Outstanding Convertible Debt for in excess of two years (with the possible exception of a small component remaining from the September 2005 transaction), we have been advised by our counsel that the shares of common stock that we issue to you on exchange of Outstanding Convertible Debt and Warrants will not bear a legend restricting transferability of such shares under the Securities Act of 1933, as amended. Therefore, there will be no need to file a registration statement with the Securities and Exchange Commission in order for you to receive or resell certificates evidencing these shares, without legend (with the exception of the remaining component of the September 2005 transaction, which will bear a legend but will be immediately sellable under Rule 144). We have structured this exchange so that you may realize 100% of the Outstanding Convertible Debt held by you, subject to prevailing market conditions.

We are conditioning this offer upon all holders of Outstanding Convertible Debt accepting this offer on or before 5:00 pm Florida time on March 13, 2007 (the “Termination Date”). In the event any holder of Outstanding Convertible Debt fails to accept this offer prior to the Termination Date, or once accepted fails to complete the conversion process, then this offer shall be null and void and be of no force or effect, notwithstanding any acceptance by you of this offer prior to the Termination Date, and no offers to any holders of Outstanding Convertible Debt will be consummated.

If you agree to convert your Outstanding Convertible Debt and to surrender your Warrants, as described above, please so indicate in the appropriate space below and fax your signed acceptance to Dennis W. Healey at (954) 233-1414. Subject to our receipt of accepted offers from all holders of our Outstanding Convertible Debt prior to the Termination Date, we will promptly schedule a conversion closing at which time (a) we will issue common stock to you evidencing your conversion of Outstanding Convertible Debt and (b) you will surrender your Outstanding Convertible Debt and Warrants.

We thank you in advance for your consideration of this offer and look forward to our prompt receipt of your acceptance.

Very truly yours,

/s/ Dennis W. Healey
Dennis W. Healey
Executive Vice President and
Chief Financial Officer
AGREED TO AND ACCEPTED THIS
DAY OF MARCH 2007

By:

Print Name

Title

Date

VIRAGEN, INC.

865 S.W. 78th Avenue, Suite 100

Plantation, Florida 33324

(954) 233-8746

March 16, 2007

Via Facsimile (    ) and

E-mail

(Company Name

(Address)

Attn: Mr.

Dear Mr.

Thank you for your response to Viragen’s exchange offer in its letter dated March 9, 2007. Through yesterday, we have received seven of eight approvals representing approximately 86% of the total outstanding note balances. In the interest of time, we are requesting you authority to proceed with exchange which will include payment of interest through the close of business today.

Please fax your approval to (954) 233-1414 or respond by e-mail.

Thank you again for your cooperation in this important matter.

Sincerely,

/s/ Dennis W. Healey
Dennis W. Healey
Executive VP/CFO

Agreed: